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                                                             EXHIBIT 99.d(ii)(Z)

                                  AMENDMENT TO
                            AMERICAN AADVANTAGE FUNDS
                          INVESTMENT ADVISORY AGREEMENT

    This Amendment to the Investment Advisory Agreement ("Amendment") is effective as of September 1, 2003 by and between AMR Investment Services, Inc., a Delaware corporation ("AMRIS"), and Barrow, Hanley, Mewhinney & Strauss, Inc. (the "Investment Manager"), a registered investment adviser under the Investment Advisers Act of 1940, as amended.

    Whereas, AMRIS and the Investment Manager entered into an Investment Advisory Agreement dated November 1, 1995, as subsequently amended on January 1, 2003 (the "Agreement"), and they desire to further amend the Agreement as provided herein;

    Now therefore, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

    1.   Amendment.

         a. Section 3 of the Agreement is hereby deleted and replaced with the following:

            "3. Compensation of the Adviser. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Manager shall pay to the Adviser compensation at the rate specified in Schedule attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser quarterly in arrears, and shall be calculated by applying the annual percentage rate(s) as specified in the attached Schedule to the average daily assets of the specified Portfolios during the relevant quarter. Solely for the purpose of calculating the applicable annual percentage rates specified in the attached Schedule, there shall be included such other assets as are specified in said Schedule.

            The Adviser agrees: (1) that the blended fee in basis points charged to the Trust will not exceed the blended fee in basis points charged to an account of the same or smaller size; and (2) that the actual annual dollar fee paid by any other client of the same or larger size for whom the Adviser provides investment advisory services will not be less than the actual annual dollar fee paid by the Trust. In the event that the fee charged to the Trust exceeds the fee charged to an account described in (1) or (2) above, the fee charged to the Trust shall automatically be reduced to match the fee charged to such other account from the time such fee is charged to such other account."

        b. Schedule A of the Agreement is hereby amended and replaced with Schedule A, dated as of September 1, 2003 (attached hereto).

    2. Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

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    3.  Counterparts. This amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to be effective as of the 1st day of September, 2003.

BARROW, HANLEY,                           AMR INVESTMENT SERVICES, INC.
MEWHINNEY & STRAUSS, INC.

By: ______________________________       By:_____________________________
         Name:                                   William F. Quinn
         Title:                                  President

Address:                                    Address:
3232 McKinney Avenue, 15th Floor            4151 Amon Carter Blvd., MD 2450
Dallas, TX  75204                           Ft. Worth, TX  76155
Attn: Clare Burch                           Attn: William F. Quinn
Fax:  (214) 665-1936                        Fax:  (817) 963-3902

                                       2
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                                   Schedule A
                                     to the
                            American AAdvantage Funds
                          Investment Advisory Agreement
                                     between
                          AMR Investment Services, Inc.
                                       and
                    Barrow, Hanley, Mewhinney & Strauss, Inc.

         AMR Investment Services, Inc. ("AMRIS") shall pay compensation to Barrow, Hanley, Mewhinney & Strauss, Inc. ("Barrow") pursuant to section 3 of the Investment Advisory Agreement between said parties in accordance with the following annual percentage rates for all Balanced and Large Cap Value assets under Barrow's management:

                  0.30% per annum on the first $200 million
                  0.20% per annum on the next  $300 million
                  0.15% per annum on the next  $500 million
                  0.125% per annum on the excess over $1 billion.

         In calculating the amount of Balanced and Large Cap Value assets under management solely for the purpose of determining the applicable percentage rate, there shall be included all other assets or trust assets of American Airlines, Inc. also under management by the Investment Manager (except assets managed by the Investment Manager under the HALO Bond Program).

         AMRIS shall pay compensation to Barrow pursuant to section 3 of the Investment Advisory Agreement between said parties in accordance with the following annual percentage rates for all Small Cap Value assets under Barrow's management:

                  0.45% per annum on the first $200 million
                  0.35% per annum on the next  $200 million
                  0.25% per annum on the excess over  $400 million

         If the management of the accounts commences or terminates at any time other than the beginning or end of a calendar quarter, the fee shall be prorated based on the portion of such calendar quarter during which the Agreement was in force.

Dated: as of September 1, 2003

BARROW, HANLEY,                             AMR INVESTMENT SERVICES, INC.
MEWHINNEY & STRAUSS, INC.

By:_________________________________     By:______________________________
         Name:                                      William F. Quinn
         Title:                                     President